Exhibit 1.1

Execution Version

6,500,000 Common Units
CVR Refining, LP
Common Units Representing Limited Partner Interests

UNDERWRITING AGREEMENT
June 25, 2014
CREDIT SUISSE SECURITIES (USA) LLC
Eleven Madison Avenue
New York, N.Y. 10010-3629

As Representative of the
several Underwriters named in Schedule A

Ladies and Gentlemen:
1.Introductory.  CVR Refining, LP, a Delaware limited partnership (the “Partnership”), agrees with the several Underwriters named in Schedule A hereto (the “Underwriters”) for whom you (the “Representative”) are acting as representative, to issue and sell to the several Underwriters 6,500,000 common units (“Firm Units”) representing limited partner interests in the Partnership (the “Common Units”). The Partnership also proposes to sell to the Underwriters, at the option of the Underwriters, an aggregate of not more than 589,100 Common Units, and CVR Refining Holdings, LLC, a Delaware limited liability company (the “Selling Unitholder”), proposes to sell to the Underwriters, at the option of the Underwriters, an aggregate of not more than 385,900 Common Units (such 975,000 Common Units hereinafter referred to as the “Optional Units”) as set forth below. The Firm Units and the Optional Units, if purchased, are herein collectively called the “Offered Units.”
The Partnership, CVR Refining GP, LLC, a Delaware limited liability company (the “General Partner”) and CVR Refining Holdings, LLC, a Delaware limited liability company (“CVR Holdings”), are collectively called the “Partnership Parties.” Wynnewood Energy Company, LLC, Wynnewood Refining Company, LLC, Coffeyville Resources Refining & Marketing, LLC, Coffeyville Resources Crude Transportation, LLC, Coffeyville Resources Terminal, LLC and Coffeyville Resources Pipeline, LLC are collectively called the “Operating Subsidiaries.” The Partnership Parties, the Operating Subsidiaries and Coffeyville Finance Inc. (“FinanceCo”) are collectively called the “Partnership Entities.” Coffeyville Resources, LLC, a Delaware limited liability company, is referred to herein as “Coffeyville Resources.”
The “Operative Agreements” shall mean the First Amended & Restated Agreement of Limited Partnership of the Partnership (as it may be amended from time to time, the “Partnership Agreement”) and the Limited Liability Company Agreement of the General Partner (the “General Partner Agreement”).
2.    Representations and Warranties of the Partnership Parties. Each of the Partnership Parties jointly and severally represent and warrant to, and agree with, the several Underwriters that:
(a)Filing and Effectiveness of Registration Statement; Certain Defined Terms. The Partnership has filed with the Commission a registration statement on Form S-3 (No. 333-196995), including a related prospectus or prospectuses, covering the registration of the Offered Units under the Act, which has become effective. “Registration Statement” at any particular time means such registration statement in the form then on file with the Commission, including any amendment thereto, any document incorporated by reference therein and all 430B Information and all 430C Information with respect to such registration statement, that in any case has not been superseded or modified. “Registration Statement” without reference to a time means the Registration Statement as of the Effective Time. For purposes of this definition, 430B Information shall be considered to be included in the Registration Statement as of the time specified in Rule 430B.
For purposes of this Agreement:
“430B Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430B(e) or retroactively deemed to be a part of the Registration Statement pursuant to Rule 430B(f).
“430C Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430C.
“Act” means the Securities Act of 1933, as amended.
“Applicable Time” means 8:20 A.M (New York time) on the date of this Agreement.
“Closing Date” has the meaning defined in Section 4 hereof.
“Commission” means the Securities and Exchange Commission.
“Effective Time” of the Registration Statement relating to the Offered Securities means the time of the first contract of sale for the Offered Units.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Final Prospectus” means the Statutory Prospectus that discloses the public offering price, other 430B Information and other final terms of the Offered Units and otherwise satisfies Section 10(a) of the Act.
“General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being so specified in Schedule B to this Agreement.
“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Offered Units in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Partnership’s records pursuant to Rule 433(g).
“Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus.
“Rules and Regulations” means the rules and regulations of the Commission.
“Statutory Prospectus” with reference to any particular time means the prospectus relating to the Offered Units that is included in the Registration Statement immediately prior to that time, including any document incorporated by reference therein and all 430B Information and all 430C Information with respect to the Registration Statement. For purposes of the foregoing definition, 430B Information shall be considered to be included in the Statutory Prospectus only as of the actual time that form of prospectus (including a prospectus supplement) is filed with the Commission pursuant to Rule 424(b) and not retroactively.
Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Act.

(b)Compliance with Securities Act Requirements. (i) (A) At the time the Registration Statement initially became effective, (B) at the time of each amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether by post-effective amendment, incorporated report or form of prospectus), (C) at the Effective Time relating to the Offered Units and (D) on each Closing Date, the Registration Statement conformed, and will conform, in all material respects to the requirements of the Act and the Rules and Regulations and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) (A) on its date, (B) at the time of filing the Final Prospectus pursuant to Rule 424(b) and (C) on the Closing Date, the Final Prospectus will conform in all material respects to the requirements of the Act and the Rules and Regulations, and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any such document based upon written information furnished to the Partnership by any Underwriter through the Representative specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 10(c) hereof.
(c)Automatic Shelf Registration Statement. (i) Well-Known Seasoned Issuer Status. (A) At the time of initial filing of the Registration Statement, (B) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), and (C) at the time the Partnership or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Offered Units in reliance on the exemption of Rule 163, the Partnership was a “well known seasoned issuer” as defined in Rule 405, including not having been an “ineligible issuer” as defined in Rule 405.
(ii)    Effectiveness of Automatic Shelf Registration Statement. The Registration Statement is an “automatic shelf registration statement,” as defined in Rule 405, that initially became effective on June 24, 2014. If immediately prior to the Renewal Deadline (as hereinafter defined), any of the Offered Units remain unsold by the Underwriters, the Partnership will prior to the Renewal Deadline file, if it has not already done so and is eligible to do so, a new automatic shelf registration statement relating to the Offered Units, in a form satisfactory to the the Representative. If the Partnership is no longer eligible to file an automatic shelf registration statement, the Partnership will prior to the Renewal Deadline, if it has not already done so, file a new shelf registration statement relating to the Offered Units, in a form satisfactory to the Representative, and will use its best efforts to cause such registration statement to be declared effective within 180 days after the Renewal Deadline. The Partnership will take all other action necessary or appropriate to permit the public offering and sale of the Offered Units to continue as contemplated in the expired registration statement relating to the Offered Units. References herein to the Registration Statement shall include such new automatic shelf registration statement or such new shelf registration statement, as the case may be. “Renewal Deadline” means the third anniversary of the initial effective time of the Registration Statement.
(iii)    Eligibility to Use Automatic Shelf Registration Form. The Partnership has not received from the Commission any notice pursuant to Rule 401(g)(2) objecting to use of the automatic shelf registration statement form. If at any time when Offered Units remain unsold by the Underwriters the Partnership receives from the Commission a notice pursuant to Rule 401(g)(2) or otherwise ceases to be eligible to use the automatic shelf registration statement form, the Partnership will (i) promptly notify the Representative, (ii) promptly file a new registration statement or post-effective amendment on the proper form relating to the Offered Units, in a form satisfactory to the Representative, (iii) use its best efforts to cause such registration statement or post-effective amendment to be declared effective as soon as practicable, and (iv) promptly notify the Representative of such effectiveness.

The Partnership will take all other action necessary or appropriate to permit the public offering and sale of the Offered Units to continue as contemplated in the registration statement that was the subject of the Rule 401(g)(2) notice or for which the Partnership has otherwise become ineligible. References herein to the Registration Statement shall include such new registration statement or post-effective amendment, as the case may be.
(iv)    Filing Fees. The Partnership has paid or shall pay the required Commission filing fees relating to the Offered Units within the time required by Rule 456(b)(1) and otherwise in accordance with Rules 456(b) and 457(r).
(d)Ineligible Issuer Status. (i) At the earliest time after the filing of the Registration Statement that the Partnership or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Offered Units and (ii) at the date of this Agreement, the Partnership was not and is not an “ineligible issuer,” as defined in Rule 405, including (x) the Partnership or any other subsidiary in the preceding three years not having been convicted of a felony or misdemeanor or having been made the subject of a judicial or administrative decree or order as described in Rule 405 and (y) the Partnership in the preceding three years not having been the subject of a bankruptcy petition or insolvency or similar proceeding, not having had a registration statement be the subject of a proceeding under Section 8 of the Act and not being the subject of a proceeding under Section 8A of the Act in connection with the offering of the Common Units, all as described in Rule 405.
(e)General Disclosure Package. As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable Time and the preliminary prospectus supplement, dated June 24, 2014, including the base prospectus, dated June 24, 2014 (which is the most recent Statutory Prospectus distributed to investors generally), and the other information, if any, stated in Schedule B to this Agreement to be included in the General Disclosure Package, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any Statutory Prospectus or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Partnership by any Underwriter through the Representative specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 10(c) hereof.
(f)Issuer Free Writing Prospectuses. Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Offered Units or until any earlier date that the Partnership notified or notifies the Representative, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement. If at any time following issuance of an Issuer Free Writing Prospectus, at a time when a prospectus relating to the Offered Units is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by any Underwriter or dealer, there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) the Partnership has promptly notified or will promptly notify the Representative and (ii) the Partnership has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(g)Good standing of the Partnership Entities. Each of the Partnership Entities has been duly formed and is validly existing as a limited partnership, limited liability company or corporation and in good standing under the laws of the State of Delaware, with limited partnership, limited liability company or corporate power and authority to own its properties and conduct its business as described in the General Disclosure Package; and each of the Partnership Entities is duly qualified to do business as a foreign limited partnership, limited liability company or corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), results of operations, business, properties or prospects of the Partnership Entities taken as a whole (“Material Adverse Effect”).
(h)General Partner. The General Partner has, and at each Closing Date, will have, full limited liability company power and authority to act as the general partner of the Partnership in all material respects as described in the General Disclosure Package.
(i)Ownership.
(i) Coffeyville Resources owns 100% of the membership interests in CVR Holdings; such membership interests are duly authorized and validly issued in accordance with the Limited Liability Company Agreement of CVR Holdings (the “CVR Holdings Agreement”) and are fully paid (to the extent required under the CVR Holdings Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”)); and Coffeyville Resources owns such Membership Interests free and clear of all liens, encumbrances, security interests, charges or claims (“Liens”), except for Liens described in the General Disclosure Package.
(ii) CVR Holdings owns 100% of the membership interests in the General Partner; such membership interests are duly authorized and validly issued in accordance with the General Partner Agreement and are fully paid (to the extent required under the General Partner Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 18-607 and 18-804 of the Delaware LLC Act; and CVR Holdings owns such membership interests free and clear of all Liens, except for Liens described in the General Disclosure Package.
(iii) The General Partner is, and at each applicable Closing Date, will be the sole general partner of the Partnership, with a non-economic general partner interest in the Partnership (the “GP Interest”); such GP Interest has been duly authorized and validly issued in accordance with the First Amended & Restated Agreement of Limited Partnership of the Partnership (as it may be amended from time to time, the “Partnership Agreement”) and the General Partner owns such GP Interest free and clear of all Liens, except for Liens described in the General Disclosure Package.
(iv) The Partnership owns 100% of the membership interests in CVR Refining, LLC, a Delaware limited liability company (“Refining LLC”); such membership interests are duly authorized and validly issued in accordance with the Refining LLC Agreement and are fully paid (to the extent required under the Refining LLC Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 18-607 and 18-804 of the Delaware LLC Act); and the Partnership will own such membership interests free and clear of all Liens, except for Liens described in the General Disclosure Package.
(v) Refining LLC owns 100% of the membership interests in each of the Operating Subsidiaries; such membership interests are duly authorized and validly issued in accordance with the Limited Liability Company Agreement of the applicable Operating Subsidiary (each an “Operating Subsidiary Agreement”) and are fully paid (to the extent required under the applicable

Operating Subsidiary Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 18-607 and 18-804 of the Delaware LLC Act); and Refining LLC owns such membership interests free and clear of all Liens, except for Liens described in the General Disclosure Package.
(vi) Refining LLC owns 100% of the capital stock in FinanceCo; such capital stock has been duly authorized and validly issued in accordance with the certificate of incorporation of FinanceCo and is fully paid and nonassessable; and Refining LLC owns such capital stock free and clear of all Liens, except for Liens described in the General Disclosure Package.
(j)Capitalization. As of the date hereof, and immediately prior to the issuance of the Firm Units, the issued and outstanding partnership interests of the Partnership will consist of 147,600,000 Common Units and the GP Interest. All outstanding Common Units and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).
(k)Offered Units. Immediately prior to the First Closing Date, the Offered Units and all other outstanding Common Units of the Partnership will have been duly authorized; the Offered Units will have been, validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”)), will conform to the information in the General Disclosure Package and to the description of such Offered Units contained in the Final Prospectus; the unitholders of the Partnership will have no preemptive rights with respect to the Common Units except as described in the General Disclosure Package; and none of the outstanding Common Units of the Partnership will have been issued in violation of any preemptive or similar rights of any security holder.
(l)No Finder’s Fee. Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between any of the Partnership Parties and any person that would give rise to a valid claim against any Partnership Party or any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with this offering.
(m)Registration Rights. Except as disclosed in the General Disclosure Package, and excluding the assignment of registration rights by CVR Holdings to American Entertainment Properties Corporation in May 2013, there are no contracts, agreements or understandings between any of the Partnership Parties and any person granting such person the right to require such Partnership Party to file a registration statement under the Act with respect to any securities of such Partnership Party owned or to be owned by such person or to require such Partnership Party to include such securities in the securities registered pursuant to a Registration Statement or in any securities being registered pursuant to any other registration statement filed by the Partnership under the Act (collectively, “registration rights”).
(n)Listing. The Offered Units have been approved for listing on The New York Stock Exchange (the “NYSE”), subject to notice of issuance.
(o)Absence of Further Requirements. No consent, approval, authorization, or order of, or filing or registration with, any person (including any governmental agency or body or any court) is required to be obtained or made by the Partnership for the consummation of the transactions contemplated by this Agreement in connection with the sale of the Offered Units by the Partnership, except such as have been obtained, or made and such as may be required under state or foreign securities laws, the

NYSE or the rules and regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”) in connection with issuance and sale of the Offered Units by the Partnership.
(p)Title to Property. Except as disclosed in the General Disclosure Package or to the extent the failure to have title or the existence of such liens, charges, encumbrances, defects terms or provisions would not, individually or in the aggregate, have a Material Adverse Effect: (i) the Partnership Parties and their subsidiaries have good and marketable title to all real and personal properties and all other properties and assets owned by them, in each case free from liens, charges, encumbrances and defects (other than Permitted Liens) that would affect the value thereof or interfere with the use made or to be made thereof by them and (ii) the Partnership Parties and their subsidiaries hold any leased real or personal property under valid and enforceable leases with no terms or provisions that would interfere with the use made or to be made thereof by them.
(q)Rights-of-Way. The Partnership Parties and their subsidiaries have such consents, easements, rights-of-way or licenses from any person (collectively, “rights-of-way”) as are necessary to enable the Partnership Parties to conduct their business as described in the General Disclosure Package, subject to the qualifications as may be set forth in the General Disclosure Package and except to the extent the failure to have such rights-of-way would not, individually or in the aggregate, have a Material Adverse Effect.
(r)Absence of Defaults and Conflicts Resulting from Transaction. The execution, delivery and performance of this Agreement, and the issuance and sale of the Offered Units will not result in a breach or violation of any of the terms and provisions of, or constitute a default or a Debt Repayment Triggering Event (as defined below) under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Partnership Parties or any of their subsidiaries pursuant to (i) the charter, by-laws, certificate of formation, limited partnership agreement or limited liability company agreement, as applicable, of the Partnership Parties or any of their subsidiaries, (ii) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Partnership Parties or any of their subsidiaries or any of their properties, or (iii) any agreement or instrument to which the Partnership Parties or any of their subsidiaries is a party or by which the Partnership Parties or any of their subsidiaries is bound or to which any of the properties of the Partnership Parties or any of their subsidiaries is subject, except, in the case of (ii) and (iii) as would not, individually or in the aggregate, have a Material Adverse Effect; a “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture, or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Partnership Parties or any of their subsidiaries.
(s)Absence of Existing Defaults and Conflicts. None of the Partnership Parties nor any of their subsidiaries is in violation (i) of its respective charter, by-laws, certificate of formation, limited partnership agreement or limited liability company agreement, (ii) in default (or with the giving of notice or lapse of time would be in default) under any existing obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of the properties of any of them is subject, or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of (ii) and (iii) for such defaults or violations that would not, individually or in the aggregate, result in a Material Adverse Effect.
(t)Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by each of the Partnership Parties.

(u)Authorization of Operative Agreements. At each applicable Closing Date:
(i)    the General Partner Agreement will have been duly authorized, executed and delivered by CVR Holdings and will be a valid and legally binding agreement of the General Partner and CVR Holdings, enforceable against the General Partner and CVR Holdings in accordance with its terms;

(ii)    the Partnership Agreement will have been duly authorized, executed and delivered by the General Partner and CVR Holdings and will be a valid and legally binding agreement of the General Partner and CVR Holdings, enforceable against the General Partner and CVR Holdings in accordance with its terms; and

(iii)     the limited liability company agreements of each of the Operating Subsidiaries will have been duly authorized, executed and delivered by the members thereof and will be valid and legally binding agreements of the members thereof, enforceable against the members thereof and will be valid and legally binding agreements of the members thereof, enforceable against the members thereof in accordance with their respective terms.
provided, that, with respect to each such agreement, the enforceability thereof may be limited by (A) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (B) public policy, applicable law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing.
(v)Possession of Licenses and Permits. The Partnership Parties and their subsidiaries possess, and are in compliance with the terms of, all adequate certificates, authorizations, franchises, licenses and permits (“Licenses”) necessary to the conduct of the business now conducted or proposed in the General Disclosure Package to be conducted by them, except to the extent the failure to comply with such Licenses would not, individually or in the aggregate, have a Material Adverse Effect, and the Partnership Parties and their subsidiaries have not received any notice of proceedings relating to the revocation or modification of any Licenses that, if determined adversely to the Partnership Parties or any of their subsidiaries, would individually or in the aggregate have a Material Adverse Effect.
(w)Absence of Labor Dispute. No labor dispute with the employees of the Partnership Parties or any of their subsidiaries exists or, to the knowledge of the Partnership Parties, is imminent that could have a Material Adverse Effect.
(x)Possession of Intellectual Property. The Partnership Parties and their subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Partnership Parties or any of their subsidiaries, would individually or in the aggregate have a Material Adverse Effect.
(y)Environmental Laws. Except as disclosed in the General Disclosure Package and except as would not, individually or in the aggregate, have a Material Adverse Effect, (a)(i) none of the Partnership Parties or any of their subsidiaries is in violation of, or has any liability under, any federal, state, local or non-U.S. statute, law, rule, regulation, ordinance, code, other requirement or rule of law (including common law), or decision or order of any domestic or foreign governmental agency, governmental body or court, relating to pollution, to the use, handling, transportation, treatment, storage, discharge, disposal or release of Hazardous Substances, to the protection or restoration of the environment or natural resources (including biota), to health and safety including as such relates to exposure to Hazardous Substances, and to natural resource damages (collectively, “Environmental Laws”), (ii)  no lien, charge, encumbrance or restriction (other than deed restrictions) has been recorded under any Environmental Law with respect to any real property owned, operated, leased or controlled by the Partnership Parties or any of their subsidiaries, (iii) none of the Partnership Parties or any of their subsidiaries has received notice that it has been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or any comparable state law, (iv) no property or facility of the Partnership Parties or any of their subsidiaries is (A) listed or proposed for listing on the National Priorities List under CERCLA or is (B) listed in the Comprehensive Environmental Response, Compensation, Liability Information System List promulgated pursuant to CERCLA, or on any comparable list maintained by any state or local governmental authority, (v) none of the Partnership Parties or any of their subsidiaries is conducting or funding any investigation, remediation, remedial action or monitoring of actual or suspected Hazardous Substances in the environment, (vi) none of the Partnership Parties or any of their respective subsidiaries is subject to any pending claim by any governmental agency or governmental body or person relating to Environmental Laws, and (vii) the Partnership Parties and their subsidiaries have received and are in compliance with all permits, licenses, authorizations, identification numbers or other approvals required under applicable Environmental Laws to conduct their respective businesses; (b) to the knowledge of the Partnership Parties there are no facts or circumstances that would reasonably be expected to result in a violation of, liability under, or claim pursuant to any Environmental Law; and (c) in the ordinary course of its business, the Partnership Parties periodically evaluate the effect, including associated costs and liabilities, of Environmental Laws on the business, properties, results of operations and financial condition of it and its subsidiaries, and, on the basis of such evaluation, the Partnership Parties have reasonably concluded that such Environmental Laws will not, individually or in the aggregate, have a Material Adverse Effect. For purposes of this subsection “Hazardous Substances” means (A) petroleum and petroleum products, by‑products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and toxic mold, and (B) any other chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under Environmental Laws.
(z)Accurate Disclosure; Exhibits. The statements in the General Disclosure Package and the Final Prospectus under the headings “Material U.S. Federal Income Tax Consequences,” “Description of the Common Units,” “Conflicts of Interest and Fiduciary Duties” and “The Partnership Agreement,” insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries of such legal matters, agreements, documents or proceedings. There are no contracts or documents which are required to be described in the Registration Statement or the General Disclosure Package pursuant to Form S-3 or to be filed as exhibits to the Registration Statement pursuant to Item 601 of Regulation S-K which have not been so described or filed as required, except for such exhibits as would not have a Material Adverse Effect.
(aa)Absence of Manipulation. The Partnership Parties and their affiliates have not taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Partnership Parties to facilitate the sale or resale of the Offered Units.
(bb) Statistical and Market-Related Data. Any third-party statistical and market-related data included or incorporated by reference in the Registration Statement, a Statutory Prospectus or the

General Disclosure Package are based on or derived from sources that the Partnership Parties believe to be reliable and accurate in all material respects.
(cc) Internal Controls and Compliance with the Sarbanes-Oxley Act. The Partnership maintains a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, an internal audit function and legal and regulatory compliance controls (collectively, “Internal Controls”) that are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) the interactive data in eXtensible Business Reporting Language (“XBRL”) included or incorporated by reference in any Registration Statement, any Statutory Prospectus and the General Disclosure Package fairly present the information called for in all material respects and are prepared in accordance with the Commission’s rules and guidelines applicable thereto . Since the date of the last audited financial statements included in the General Disclosure Package, there has been no material weakness, change in Internal Controls or fraud involving management or other employees who have a significant role in Internal Controls.
(dd) Litigation. Except as disclosed in the General Disclosure Package, there are no pending actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) against or affecting the Partnership Parties, any of their subsidiaries or any of their respective properties that, if determined adversely to the Partnership Parties or any of their subsidiaries, would individually or in the aggregate have a Material Adverse Effect, or would materially and adversely affect the ability of the Partnership Parties to perform their obligations under this Agreement; and no such actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) are threatened or, to the Partnership Parties’ knowledge, contemplated.
(ee) Inapplicability of ERISA.  None of the Partnership Parties has incurred or is reasonably likely to incur any material liability under Title IV of the Employee Retirement Income Security Act of 1974, as amended.
(ff) Financial Statements. The financial statements included or incorporated by reference in the Registration Statement and the General Disclosure Package present fairly in all material respects the financial position of the Partnership and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements have been prepared in all material respects in conformity with the generally accepted accounting principles in the United States applied on a consistent basis; and the pro forma financial statements including the notes thereto, if any, included or incorporated by reference in the General Disclosure Package comply as to form in all material respects with the applicable accounting requirements of Regulation S-X under the Act and the assumptions used in preparing the pro forma financial statements included in each Registration Statement and the General Disclosure Package provide a reasonable basis for presenting the significant effects directly attributable to the transactions or events described therein, the related pro forma adjustments give appropriate effect to those assumptions. Grant Thornton LLP has certified the audited financial statements of the Partnership as of and for the year ended December 31, 2013 included or incorporated by reference in the Registration Statement, General Disclosure Package and the Final Prospectus, and is an independent registered public accounting firm with respect to the Partnership within the Rules and Regulations and as required by the Act and the applicable rules and guidance from the Public Company Accounting Oversight Board (United States).

KPMG LLP has certified the audited financial statements of the Partnership as of December 31, 2012 and for the years ended December 31, 2012 and 2011 included or incorporated by reference in the Registration Statement, General Disclosure Package and the Final Prospectus, and is an independent registered public accounting firm with respect to the Partnership within the Rules and Regulations and as required by the Act and the applicable rules and guidance from the Public Company Accounting Oversight Board (United States).
(gg) No Material Adverse Change in Business. Except as disclosed in the General Disclosure Package, since the end of the period covered by the latest audited financial statements included or incorporated by reference in the General Disclosure Package (i) there has been no change, nor any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Partnership Parties and their subsidiaries, taken as a whole, that has had a Material Adverse Effect; (ii) except as disclosed in or contemplated by the General Disclosure Package, there has been no dividend or distribution of any kind declared, paid or made by the Partnership Parties on any class of their capital stock or equity interests (other than dividends or distributions made to such entity’s direct or indirect parent), as applicable and (iii) except as disclosed in or contemplated by the General Disclosure Package, there has been no material adverse change in the capital stock or equity interests, as applicable, short-term indebtedness, long-term indebtedness, net current assets or net assets of the Partnership Parties and their subsidiaries.
(hh) Investment Company Act. The Partnership is not and, after giving effect to the offering and sale of the Offered Units and the application of the proceeds thereof as described in the General Disclosure Package, will not be an “investment company” as defined in the Investment Company Act of 1940 (the “Investment Company Act”).
(ii) Ratings. No “nationally recognized statistical rating organization” as such term is defined for purposes of Section 3(a)(62) of the Exchange Act (i) has imposed (or has informed the Partnership that it is considering imposing) any condition (financial or otherwise) on the Partnership retaining any rating assigned to the Partnership or any securities of the Partnership or (ii) has indicated to the Partnership that it is considering any of the actions described in Section 9(c)(ii) hereof.
(jj) Foreign Corrupt Practices; Anti-Money Laundering. Each of the Partnership Parties, their subsidiaries, affiliates (other than entities that may constitute affiliates because they are owned or controlled by Icahn Enterprises L.P., except for CVR Energy, Inc. and its subsidiaries) and any of their respective officers, directors, supervisors, managers, agents, or employees, represents that it has not violated, its participation in the offering will not violate, and it has instituted and maintains policies and procedures designed to ensure continued compliance with each of the following laws: (a) anti-bribery laws, including but not limited to, any applicable law, rule, or regulation of any locality, including but not limited to any law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed December 17, 1997, including the U.S. Foreign Corrupt Practices Act of 1977 or any other law, rule or regulation of similar purpose and scope, (b) anti-money laundering laws, including but not limited to, applicable federal, state, international, foreign or other laws, regulations or government guidance regarding anti-money laundering, including, without limitation, Title 18 U.S. Code section 1956 and 1957, the Patriot Act, the Bank Secrecy Act, and international anti-money laundering principals or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur, all as amended, and any Executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued thereunder or (c) laws and regulations imposing U.S. economic sanctions measures, including, but not limited to, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the United Nations Participation Act, and the Syria

Accountability and Lebanese Sovereignty Act, all as amended, and any Executive Order, directive, or regulation pursuant to the authority of any of the foregoing, including the regulations of the United States Treasury Department set forth under 31 CFR, Subtitle B, Chapter V, as amended, or any orders or licenses issued thereunder.
(kk) OFAC. Neither the Partnership Parties nor, if applicable, their affiliates (other than entities that may constitute affiliates because they are owned or controlled by Icahn Enterprises L.P., except for CVR Energy, Inc. and its subsidiaries) or any of its subsidiaries, directors, officers or employees does substantial business with the government of or any person or entity in or is organized under the laws of, or directly or indirectly owned or controlled by the government of or a person in or organized under the laws of Cuba, Iran, Myanmar (Burma), North Korea, Sudan or Syria; neither the Partnership Parties nor, if applicable, their affiliates (other than entities that may constitute affiliates because they are owned or controlled by Icahn Enterprises L.P., except for CVR Energy, Inc. and its subsidiaries) or any of its subsidiaries, directors, officers, employees or agents, is or is, directly or indirectly, controlled by a person subject to any of the economic sanctions administered by the Swiss State Secretariat for Economic Affairs, the United States Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations, the European Union, HM Treasury and the Foreign and Commonwealth Office of the United Kingdom, the Monetary Authority of Singapore and/or the Hong Kong Monetary Authority (all such persons and entities under the preceding clauses (other than the Partnership Parties, their affiliates and any of their subsidiaries, directors, officers, employees or agents) collectively referred to as “Restricted Parties”). The Partnership Parties will not use any proceeds they receive from the sale of the Offered Units to fund any operations or finance any investments in, or make any payments to or in favor of Restricted Parties.
(ll) Tax Returns. The Partnership Parties and their subsidiaries have filed all federal, state, local and non-U.S. tax returns that are required to be filed by them or have requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect); and, except as set forth in the General Disclosure Package, the Partnership Parties and their subsidiaries have paid all taxes (including any assessments, fines or penalties) required to be paid by them, except for any such taxes, assessments, fines or penalties currently being contested in good faith or as would not, individually or in the aggregate, have a Material Adverse Effect.
(mm) Required Filings. The Partnership has timely made all filings required to be made by it under the Exchange Act that are necessary to meet the eligibility requirements of Form S-3.
(nn) Insurance. The Partnership Parties and their subsidiaries are insured by insurers against such losses and risks and in such amounts as are prudent and customary for the businesses in which they are engaged, and the Partnership Parties and their subsidiaries are in compliance with the terms of such policies and instruments in all material respects. Except as disclosed in the General Disclosure Package, there are no claims by the Partnership Parties or any of their subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause which would, individually or in the aggregate, have a Material Adverse Effect.
3.    Representations and Warranties of the Selling Unitholder. The Selling Unitholder represents and warrants to, and agrees with, the several Underwriters that:
(a)    Formation, Due Qualification and Authority. The Selling Unitholder has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization.

(b)    Authority and Authorization. The Selling Unitholder has all requisite power and authority to execute, deliver and perform its obligations under this Agreement.
(c)    Authorization of Underwriting Agreement. This Agreement has been duly authorized, executed and delivered by or on behalf of the Selling Unitholder.
(d)    Ownership of Units. The Selling Unitholder has good and valid title to the Units to be sold by it hereunder free and clear of all Liens, and has full power and authority to sell such Units, and, assuming that each of the Underwriters acquires the Units to be sold by the Selling Unitholder without notice of any adverse claim (within the meaning of Section 8-105 of the New York Uniform Commercial Code (the “UCC”)), the Underwriter that has purchased such Units delivered at a Closing Date to The Depository Trust Company (“DTC”) by making payment therefor as provided herein, and that has had such Units credited to the securities account or accounts of the Underwriter maintained with the DTC will have acquired a “security entitlement” (within the meaning of Section 8-102(a)(17) of the UCC) to such Units purchased by such Underwriter, and no action based on an “adverse claim” (within the meaning of Section 8-102(a)(1) of the UCC) may be asserted against such Underwriter with respect to such Units.
(e)    Disclosure. In respect of any statements in or omissions from the Registration Statement, the Prospectus or the Pricing Disclosure Package, or any amendment or supplement thereto used by the Partnership or any Underwriter, as the case may be, made in reliance upon and in conformity with information furnished in writing to the Partnership by the Selling Unitholder specifically for use in connection with the preparation thereof, the Selling Unitholder hereby makes the same representations and warranties to each Underwriter as the Partnership makes to such Underwriter under Section (2)(b) and Section (2)(e); it being understood and agreed that the foregoing applies only to such information furnished by the Selling Unitholder to the Partnership, which consists of (A) the legal name, address and the number of Common Units owned and number of Common Units proposed to be offered by the Selling Unitholder, and (B) information relating to the organizational structure of the Selling Unitholder, the beneficial ownership of the Common Units held by the Selling Unitholder and any other information with respect to the Selling Unitholder (excluding percentages) which appear in the table (and corresponding footnotes) under the caption “Selling Unitholder” (collectively, the “Selling Unitholder Information”).
(f)    No Conflicts. None of (i) the offering or sale of the Units by the Selling Unitholder, (ii) the execution, delivery and performance of this Agreement by the Selling Unitholder, or (iii) the consummation of the transactions contemplated by this Agreement by the Selling Unitholder, (A) conflicts or will conflict with or constitutes or will constitute a violation of any of the organizational documents of the Selling Unitholder, (B) conflicts or will conflict with or constitutes or will constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Selling Unitholder is a party or by which any of its properties is bound, (C) violates or will violate any statute, law or regulation or any order, judgment, decree or injunction of any court or governmental agency or body applicable to the Selling Unitholder or any of its properties in a proceeding to which it or its properties is a party or by which its property is bound or (D) results or will result in the creation or imposition of any Lien upon any of its property or assets, which conflicts, breaches, violations, defaults or Liens, in the case of clauses (B), (C) or (D), would, individually or in the aggregate, reasonably be expected to impair the ability of the Selling Unitholder to consummate the transaction contemplated by this Agreement.
(g)    No Consents. No consent of or with any court, governmental agency or body having jurisdiction over the Selling Unitholder or any of its properties or assets is required in connection with (i) the offering or sale by the Selling Unitholder of the Units, (ii) the execution, delivery and performance of this Agreement by the Selling Unitholder or (iv) the consummation by the Selling Unitholder of the transactions contemplated by this Agreement, except (A) for registration of the Units under the Act and consents required under the Exchange Act, and applicable state securities or “Blue Sky” laws in connection with the purchase and distribution of the Units by the Underwriters, (B) for such consents that have been, or prior to the First Closing Date will be, obtained or made, (C) for such consents that, if not obtained, would not reasonably be expected to impair the ability of the Selling Unitholder to consummate the transaction contemplated by this Agreement.
(h)    Market Stabilization. The Selling Unitholder has not taken, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Partnership to facilitate the sale or resale of the Units.
(i)    Absence of Rights of First Refusal. The Units to be sold by the Selling Unitholder under this Agreement are not subject to any option, warrant, put, call, right of first refusal or other right to purchase or otherwise acquire any such Units other than pursuant to this Agreement or as disclosed in the Registration Statement, the Pricing Disclosure Package or the Prospectus.
(j)    Free Writing Prospectus. Neither the Selling Unitholder nor any person acting on its behalf (other than, if applicable, the Partnership and the Underwriters) has used or referred to or will use or refer to any “free writing prospectus” (as defined in Rule 405) in connection with the offering contemplated by this Agreement and, without limitation to the foregoing, the Selling Unitholder has not made and will not make any offer relating to the Units that constituted or would constitute an “issuer free writing prospectus” (as defined in Rule 433) or a “free writing prospectus” (as defined in Rule 405), whether or not required to be filed with the Commission.
(k)    Not Prompted to Sell. The Selling Unitholder is not prompted to sell the Units by any information concerning the Partnership that is not set forth in the Registration Statement, the Pricing Disclosure Package and the Prospectus.
Any certificate signed by any officer of the Selling Unitholder and delivered to the Representative or to counsel for the Underwriters pursuant to this Agreement shall be deemed a representation and warranty by the Selling Unitholder to each Underwriter as to the matters covered thereby.
4.    Purchase, Sale and Delivery of Offered Units. On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Partnership agrees to sell to the several Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Partnership, at a purchase price of $25.25 per unit, the respective number of Firm Units set forth opposite the names of the Underwriters in Schedule A hereto.
The Partnership will deliver the Firm Units to or as instructed by the Representative through the facilities of the Depository Trust Company (“DTC”) for the accounts of the several Underwriters in a form reasonably acceptable to the Representative against payment of the purchase price by the Underwriters in Federal (same day) funds by wire transfer to an account designated by the Partnership at the office of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, Texas 77002 (the “Closing Location”), at 10:00 A.M., New York time, on June 30, 2014, or at such other time not later than seven full business days thereafter as the Representative and the Partnership agree in writing, such time being herein referred to as the “First Closing Date.” For purposes of Rule 15c6-1 under the Exchange Act, the First Closing Date (if later than the otherwise applicable settlement date) shall be the settlement date for payment of funds and delivery of securities for all the Offered Units sold pursuant to the offering. A meeting will be held at the Closing Location at 3:00 P.M., New York City time, on the business day next preceding such First Closing Date, at which meeting the final drafts of the documents to be delivered pursuant to this Agreement will be available for review by the parties hereto.
In addition, upon written notice from the Representative given to the Partnership and the Selling Unitholder from time to time not more than 30 days subsequent to the date of the Final Prospectus, the Underwriters may purchase all or less than all of the Optional Units at the purchase price per Common Unit to be paid for the Firm Units. The Partnership and the Selling Unitholder agree to sell to the Underwriters the number of Optional Units specified in such notice and the Underwriters agree, severally and not jointly, to purchase such Optional Units. Such Optional Units shall be purchased for the account of each Underwriter in the same proportion as the number of Firm Units set forth opposite such Underwriter’s name in Schedule A hereto bears to the total number of Firm Units (subject to adjustment by the Representative to eliminate fractions). No Optional Units shall be sold or delivered unless the Firm Units previously have been, or simultaneously are, sold and delivered. The right to purchase the Optional Units or any portion thereof may be exercised from time to time and to the extent not previously exercised may be surrendered and terminated at any time upon notice by the Representative to the Partnership and the Selling Unitholder.
Each time for the delivery of and payment for the Optional Units, being herein referred to as an “Optional Closing Date”, which may be the First Closing Date (the First Closing Date and each Optional Closing Date, if any, being sometimes referred to as a “Closing Date”), shall be determined by the Representative but shall be not later than five full business days after written notice of election to purchase Optional Units is given. The Partnership and the Selling Unitholder will deliver the Optional Units being purchased on each Optional Closing Date to or as instructed by the Representative through the facilities of DTC for the accounts of the several Underwriters in a form reasonably acceptable to the Representative against payment of the purchase price therefor in Federal (same day) funds by wire transfer to accounts at banks designated by the Partnership and the Selling Unitholder, at the above office of Latham & Watkins LLP. A meeting will be held at the Closing Location at 3:00 P.M., New York City time, on the business day next preceding such Optional Closing Date, at which meeting the final drafts of the documents to be delivered pursuant to this Agreement will be available for review by the parties hereto.
5.    Offering by Underwriters. It is understood that the several Underwriters propose to offer the Offered Units for sale to the public as set forth in the Final Prospectus.
6.    Certain Agreements of the Partnership. The Partnership agrees with the several Underwriters that:
(a)   Filing of Prospectuses. The Partnership has filed or will file each Statutory Prospectus (including the Final Prospectus) pursuant to and in accordance with Rule 424(b)(2) (or, if applicable and consented to by the Representative, subparagraph (5)) not later than the second business day following the earlier of the date it is first used or the execution and delivery of this Agreement. The Partnership will advise the Representative promptly of any such filing pursuant to Rule 424(b) and provide satisfactory evidence to the Representative of such timely filing. The Partnership has complied and will comply with Rule 433.
(b) Filing of Amendments; Response to Commission Requests. The Partnership will promptly advise the Representative of any proposal to amend or supplement at any time the Registration Statement or any Statutory Prospectus and will not effect such amendment or supplementation without the Representative’s consent; and the Partnership will also advise the Representative promptly of (i)  any amendment or supplementation of a Registration Statement or any Statutory Prospectus, (ii) any request by the Commission or its staff for any amendment to any Registration Statement, for any supplement to any Statutory Prospectus or for any additional information, (iii) the institution by the Commission of any stop order proceedings in respect of a Registration Statement or the threatening of any proceeding for that purpose, and (iv) the receipt by the Partnership of any notification with respect to the suspension of the qualification of the Offered Units in any jurisdiction or the institution or threatening of any proceedings for such purpose. The Partnership will use its reasonable best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.
(c)  Continued Compliance with Securities Laws. If, at any time when a prospectus relating to the Offered Units is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by any Underwriter or dealer, any event occurs as a result of which the Final Prospectus as then amended or supplemented would contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Final Prospectus to comply with the Act, the Partnership will promptly notify the Representative of such event and will promptly prepare and file with the Commission and furnish, at its own expense, to the Underwriters and the dealers and any other dealers upon request of the Representative, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance. Neither the Representative’s consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 9 hereof.
(d)  Rule 158. As soon as practicable, but not later than 16 months after the date hereof, the Partnership will make generally available to its securityholders an earnings statement covering a period of at least 12 months beginning after the date hereof and satisfying the provisions of Section 11(a) of the Act and Rule 158 under the Act.
(e)  Furnishing of Prospectuses. The Partnership will furnish to the Representative copies of the Registration Statement, including all exhibits, and upon the request of the Representative, signed copies of the Registration Statement, any Statutory Prospectus, and, so long as a prospectus relating to the Offered Units is (or but for the exemption in Rule 172 would be) required to be delivered under the Act, the Final Prospectus and all amendments and supplements to such documents, in each case in such quantities as the Representative requests. The Final Prospectus shall be so furnished at or prior to 5:00 P.M., New York time, on the business day following the execution and delivery of this Agreement. All other such documents shall be so furnished as soon as available. The Partnership will pay the expenses of printing and distributing to the Underwriters all such documents.
(f)  Blue Sky Qualifications. The Partnership will take such actions as the Representative may reasonably request for the qualification of the Offered Units for sale under the laws of such jurisdictions as the Representative reasonably designates and will continue such qualifications in effect so long as required for the distribution; provided, however, that in connection therewith the Partnership shall not be required to qualify as a foreign partnership or to file a general consent to service of process or subject itself to taxation for doing business in any jurisdiction.
(g)  Reporting Requirements. During the period of five years hereafter, the Partnership will furnish to the Representative and, upon request, to each of the other Underwriters, as soon as practicable after the end of each fiscal year, a copy of its annual report to unitholders for such year; and the Partnership will furnish to the Representative (i) as soon as available, a copy of each report and any definitive proxy statement of the Partnership filed with the Commission under the Exchange Act or mailed to stockholders, and (ii) from time to time, such other information concerning the Partnership as the Representative may reasonably request. However, so long as the Partnership is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and is timely filing reports with the Commission on its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”), it is not required to furnish such reports or statements to the Underwriters.

(h)  Payment of Expenses. The Partnership will pay all expenses incident to the performance of its obligations under this Agreement, including but not limited to any filing fees and other expenses (including the reasonable fees and disbursements of counsel to the Underwriters) incurred in connection with qualification of the Offered Units for sale under the laws of such jurisdictions as the Representative designates and the preparation and printing of memoranda relating thereto, costs and expenses related to the review by FINRA of the Offered Units (including filing fees and the reasonable fees and expenses of counsel for the Underwriters relating to such review), costs and expenses relating to investor presentations or any “road show” in connection with the offering and sale of the Offered Units including (provided that the costs associated with the chartering of an aircraft used by the Partnership and the Underwriters to attend meetings with prospective purchasers of the Common Units will be divided equally between the Partnership on the one hand and the Underwriters on the other hand, and each of the Partnership and the Underwriters will pay for their own costs in connection with meetings with prospective purchasers), fees and expenses incident to listing the Offered Units on the New York Stock Exchange, fees and expenses in connection with the registration of the Offered Units under the Exchange Act, and expenses incurred in distributing preliminary prospectuses and the Final Prospectus (including any amendments and supplements thereto) to the Underwriters and for expenses incurred for preparing, printing and distributing any Issuer Free Writing Prospectuses to investors or prospective investors. It is understood, however, that except as set forth in this Section 6(h), the Underwriters will pay all of their own costs and expenses, including the fees of their counsel.

(i)    Use of Proceeds. The Partnership will use the net proceeds received in connection with this offering in the manner described in the “Use of Proceeds” section of the General Disclosure Package.
(j)    Absence of Manipulation. The Partnership will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of any securities of the Partnership to facilitate the sale or resale of the Offered Units.
(k)  Restriction on Sale of Common Units. For the period specified below (the “Lock-Up Period”), the Partnership will not, directly or indirectly, take any of the following actions with respect to its Common Units or any securities convertible into or exchangeable or exercisable for any of its Common Units (“Lock-Up Securities”): (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of Lock-Up Securities, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Exchange Act or (v) file with the Commission a registration statement under the Act relating to Lock-Up Securities, or publicly disclose the intention to take any such action, without the prior written consent of Credit Suisse Securities (USA) LLC (“Credit Suisse”). The foregoing sentence shall not apply to (A) the Offered Units to be sold hereunder; (B) any Common Units issued or options to purchase Common Units granted pursuant to employee benefit or equity compensation plans of the Partnership referred to in the Registration Statement, the General Disclosure Package and the Final Prospectus and any registration statement on Form S-8 related thereto, provided that such Common Units issued or options granted pursuant to employee benefit or equity compensation plans of the Partnership will not vest or otherwise be transferable or exercisable during the remainder of the Lock-Up Period; or (C) securities equal to up to 10% of the Partnership’s outstanding Common Units issued by the Partnership in connection with the acquisition by the Partnership or any of its subsidiaries of the securities, business, property or other assets of another person or entity or pursuant to any plan assumed by the Partnership in connection with such acquisition. The Lock-Up Period will commence on the date hereof and continue for 60 days after the date hereof or such earlier date that Credit Suisse consents to in writing; provided, however, that if (1) during the last 17 days of the Lock-Up Period, the

Partnership releases earnings results or material news or a material event relating to the Partnership occurs or (2) prior to the expiration of the Lock-Up Period, the Partnership announces that it will release earnings results during the 16-day period beginning on the last day of the Lock-Up Period, then in each case the Lock-Up Period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the materials news or material event, as applicable, unless Credit Suisse waives, in writing, such extension. The Partnership will provide Credit Suisse with notice of any announcement described in clause (2) of the preceding sentence that gives rise to an extension of the Lock-Up Period.
7.    Certain Agreements of the Selling Unitholder. The Selling Unitholder agrees with each of the Underwriters:
(a)    Lock-up Agreements. To furnish to the Representative, on or before the date hereof, a Lock-Up Agreement, substantially in the form of Schedule C hereto.
(b)    Tax Forms. To deliver to the Representative prior to the First Closing Date a properly completed and executed United States Treasury Department Form W-8.
(c)    Market Stabilization. To not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Partnership to facilitate the sale or resale of the Units.
(d)    Free Writing Prospectus. That neither it nor any person acting on its behalf (other than, if applicable, the Partnership and the Underwriters) shall use or refer to any “free writing prospectus” (as defined in Rule 405) in connection with the offering contemplated by this Agreement.
8.    Free Writing Prospectuses. The Partnership and the Selling Unitholder represent and agree that, unless they obtain the prior consent of Credit Suisse, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Partnership and Credit Suisse, it has not made and will not make any offer relating to the Offered Units that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Partnership and Credit Suisse is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Partnership, the Selling Unitholder and Credit Suisse agree that any such Permitted Free Writing Prospectus is listed on Schedule B hereto. The Partnership represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping. The Partnership represents that is has satisfied and agrees that it will satisfy the conditions in Rule 433 to avoid a requirement to file with the Commission any electronic road show.
9.    Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Firm Units on the First Closing Date and the Optional Units to be purchased on each Optional Closing Date will be subject to the accuracy of the representations and warranties of the Partnership Parties and the Selling Unitholder herein (as though made on such Closing Date), to the accuracy of the statements of Partnership officers and the Selling Unitholder made pursuant to the provisions hereof, to the performance by the Partnership Parties and the Selling Unitholder of their obligations hereunder and to the following additional conditions precedent:
(a)Accountants’ Comfort Letter. The Representative shall have received letters, dated, respectively, the date hereof and each Closing Date, of Grant Thornton LLP and KPMG LLP in form and substance satisfactory to the Representative (except that, in any letter dated a Closing Date, the specified date referred to in such letter shall be a date no more than three days prior to such Closing Date).
(b)Filing of Prospectus. The Final Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 6(a) hereof. Prior to such Closing Date, no stop order suspending the effectiveness of a Registration Statement shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Partnership, the Selling Unitholder or the Representative, shall be contemplated by the Commission.
(c)No Material Adverse Change. Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Partnership Entities and their subsidiaries taken as a whole which, in the judgment of the Representative, is material and adverse and makes it impractical or inadvisable to market the Offered Units; (ii) any downgrading in the rating of any debt securities of the Partnership Parties by any “nationally recognized statistical rating organization” (as defined for purposes of Section 3(a)(62) of the Exchange Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Partnership Parties (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating); (iii)  any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of the Representative, impractical to market or to enforce contracts for the sale of the Offered Units, whether in the primary market or in respect of dealings in the secondary market; (iv) any suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum or maximum prices for trading on such exchange; (v) or any suspension of trading of any securities of the Partnership Parties on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by any U.S. federal or New York authorities; (vii) any major disruption of settlements of securities, payment, or clearance services in the United States or any other country where such securities are listed or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Representative, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it impractical or inadvisable to market the Offered Units or to enforce contracts for the sale of the Offered Units.
(d)Opinion of Counsel for the Partnership. The Representative shall have received an opinion, dated such Closing Date, of Vinson & Elkins L.L.P., counsel for the Partnership and the Selling Unitholder, substantially in the form of Schedule D;
(e)Opinion of Counsel for Underwriters. The Representative shall have received from Latham & Watkins LLP, counsel for the Underwriters, such opinion or opinions, dated such Closing Date, with respect to such matters as the Representative may require, and the Partnership shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.
(f)Officers’ Certificate. The Representative shall have received a certificate, dated such Closing Date, of an executive officer of the Partnership and a principal financial or accounting officer of the Partnership in which such officers shall state that: the representations and warranties of the Partnership Parties in this Agreement are true and correct; the Partnership Parties have complied with all agreements and satisfied all conditions on their respective parts to be performed or satisfied hereunder at or prior to such Closing Date; no stop order suspending the effectiveness of any

Registration Statement has been issued and no proceedings for that purpose have been instituted or, to the best of their knowledge and after reasonable investigation, are contemplated by the Commission; and, subsequent to the dates of the most recent financial statements in the General Disclosure Package, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Partnership and its subsidiaries taken as a whole except as set forth in the General Disclosure Package or as described in such certificate.
(g)Lock-up Agreements. On or prior to the date hereof, the Representative shall have received lockup letters substantially in the form of Schedule C hereto from each of the officers and directors of the General Partner, the unitholders of the Partnership and the Selling Unitholder set forth on Schedule E.
(h)Selling Unitholder Certificate. The Selling Unitholder shall have furnished or caused to be furnished to the Representative at such Closing Date a certificate signed by an authorized representative on behalf of the Selling Unitholder satisfactory to the Representative as to the accuracy of the representations and warranties of the Selling Unitholder herein at and as of such Closing Date, as to the performance by the Selling Unitholder of all of its obligations hereunder to be performed at or prior to such Closing Date and any such further information, opinions, certificates and documents as the Representative may have reasonably requested.
The Partnership Parties and the Selling Unitholder will furnish the Representative with such conformed copies of such opinions, certificates, letters and documents as the Representative reasonably requests. The Representative may in its sole discretion waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters hereunder, whether in respect of an Optional Closing Date or otherwise.
10.    Indemnification and Contribution. (a) Indemnification of Underwriters by the Partnership Parties. The Partnership Parties will indemnify and hold harmless each Underwriter, its partners, members, directors, officers, employees, agents, affiliates and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Partnership will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Partnership by any Underwriter through the Representative specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in subsection (c) below.
(b) Indemnification of Underwriters by Selling Unitholder. The Selling Unitholder will indemnify and hold harmless each Indemnified Party against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of any Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Selling Unitholder shall be subject to such liability only to the extent that the untrue statement or alleged untrue statement or omission or alleged omission is based upon the Selling Unitholder Information and provided, further, that the liability under this subsection (b) of the Selling Unitholder shall be limited to an amount equal to the aggregate gross proceeds after underwriting commissions and discounts, but before expenses, to the Selling Unitholder from the sale of the Offered Units sold by the Selling Unitholder hereunder.
(c) Indemnification of the Partnership Parties and the Selling Unitholder. Each Underwriter will severally and not jointly indemnify and hold harmless each of the Partnership Parties and the Selling Unitholder, and their respective directors, officers, employees, and each person, if any, who controls such party within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Underwriter Indemnified Party”), against any losses, claims, damages or liabilities to which such Underwriter Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement at any time, any Statutory Prospectus at any time, the Final Prospectus, or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or the alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Partnership by such Underwriter through the Representative specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Underwriter Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Underwriter Indemnified Party is a party thereto), whether threatened or commenced, based upon any such untrue statement or omission, or any such alleged untrue statement or omission as such expenses are incurred, it being understood and agreed that the only such information furnished by any Underwriter consists of the following information in the Final Prospectus furnished on behalf of each Underwriter: the concession figure appearing in the fourth paragraph under the heading “Underwriting” and the information relating to stabilizing transactions, syndicate covering transactions and penalty bids contained in the eleventh paragraph under the heading “Underwriting.”
(d) Actions against Parties; Notification. Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a), (b) or (c) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a), (b) or (c) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a), (b) or (c) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. In connection with such action, the indemnifying party shall not be liable for the expenses of more than one separate counsel (in addition to local counsel) in any one action or separate but substantially similar actions in the same jurisdiction arising out of the same general allegations or circumstances, designated by the Representative in the case of paragraph (a) or (b) of this Section 10 or the Partnership Parties or the Selling Unitholder in the case of paragraph (c) of this Section 10, representing the indemnified parties under such paragraph (a), (b) or (c), as the case may be, who are parties to such action or actions. Notwithstanding the indemnifying party’s election to appoint counsel (including local counsel) to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party.
(e) Contribution. If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a), (b) or (c) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a), (b) or (c) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Partnership Parties and the Selling Unitholder on the one hand and the Underwriters on the other from the offering of the Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Partnership Parties and the Selling Unitholder, on the one hand, and the Underwriters, on the other, in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Partnership Parties and the Selling Unitholder, on the one hand, and the Underwriters, on the other, shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Partnership Parties and the Selling Unitholder bear to the total underwriting discounts and commissions received by the Underwriters. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Partnership Parties, the Selling Unitholder or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (e) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (e). Notwithstanding the provisions of this subsection (e), no Underwriter shall be required to contribute any amount in excess of the underwriting discount or commission applicable to the Offered Units purchased by such Underwriter hereunder. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this Section 10(e) to contribute are several in proportion to their respective underwriting obligations and not joint. The Partnership Parties and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 10(e) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 10(e).

(f) The obligations of the Partnership Parties and the Selling Unitholder under this Section 10 shall be several and not joint.
11.    Default of Underwriters. If any Underwriter or Underwriters default in their obligations to purchase Offered Units hereunder on either the First Closing Date or any Optional Closing Date and the aggregate number of Offered Units that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total number of Offered Units that the Underwriters are obligated to purchase on such Closing Date, Credit Suisse may make arrangements satisfactory to the Partnership and the Selling Unitholder for the purchase of such Offered Units by other persons, including any of the Underwriters, but if no such arrangements are made by such Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Units that such defaulting Underwriters agreed but failed to purchase on such Closing Date. If any Underwriter or Underwriters so default and the aggregate number of Offered Units with respect to which such default or defaults occur exceeds 10% of the total number of Offered Units that the Underwriters are obligated to purchase on such Closing Date and arrangements satisfactory to Credit Suisse, the Selling Unitholder and the Partnership for the purchase of such Offered Units by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter, the Selling Unitholder or the Partnership, except as provided in Section 12 (provided that if such default occurs with respect to Optional Units after the First Closing Date, this Agreement will not terminate as to the Firm Units or any Optional Units purchased prior to such termination). As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default.
12.    Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Selling Unitholder, the Partnership Parties or their respective officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Selling Unitholder, the Partnership Parties or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Units. If the purchase of the Offered Units by the Underwriters is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 9(c)(iii)-(viii) and 11 hereof, the Partnership Parties will reimburse the Underwriters for all reasonable and documented out-of-pocket expenses (including reasonable and documented fees and disbursements of outside counsel) reasonably incurred by them in connection with the offering of the Offered Units, and the respective obligations of the Partnership Parties, the Selling Unitholder and the Underwriters pursuant to Section 10 hereof shall remain in effect. In addition, if any Offered Units have been purchased hereunder, the representations and warranties in Section 2 and Section 3 and all obligations under Section 6 and Section 7 shall also remain in effect.
13.    Notices. All communications hereunder will be in writing and, if sent to the Underwriters, will be mailed, delivered or telegraphed and confirmed to the Representative, c/o Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, N.Y. 10010-3629, Attention:  LCD-IBD, or, if sent to the Partnership, will be mailed, delivered or telegraphed and confirmed to it at c/o CVR Energy, Inc., 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, Attention: Edmund S. Gross; or if sent to the Selling Unitholder, will be mailed, delivered or telegraphed and confirmed to it at c/o CVR Energy, Inc., 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, Attention: Edmund S. Gross; provided, however, that any notice to an Underwriter pursuant to Section 10 will be mailed, delivered or telegraphed and confirmed to such Underwriter.
14.    Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 10, and no other person will have any right or obligation hereunder.

15.    Representation of Underwriters. The Representative will act for the several Underwriters in connection with the transactions contemplated by this Agreement, and any action under this Agreement taken by the Representative will be binding upon all the Underwriters.
16.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.
17.    Absence of Fiduciary Relationship. Each of the Partnership Parties and the Selling Unitholder acknowledges and agrees that:
(a)    No Other Relationship. The Representative has been retained solely to act as underwriter in connection with the sale of the Offered Units and that no fiduciary, advisory or agency relationship between the Partnership Parties and the Selling Unitholder, on the one hand, and the Representative, on the other, has been created in respect of any of the transactions contemplated by this Agreement or the Final Prospectus, irrespective of whether the Representative has advised or is advising the Partnership Parties and the Selling Unitholder on other matters;
(b)    Arms-Length Negotiations. The purchase price of the Offered Units set forth in this Agreement was established by the Partnership Parties and the Selling Unitholder following discussions and arms-length negotiations with the Representative, the Selling Unitholder and the Partnership Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Agreement;
(c)    Absence of Obligation to Disclose. The Partnership Parties and the Selling Unitholder have been advised that the Representative and its affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Partnership Parties or the Selling Unitholder and that the Representative has no obligation to disclose such interests and transactions to the Partnership Parties and the Selling Unitholder by virtue of any fiduciary, advisory or agency relationship; and
(d)    Waiver. The Partnership Parties and the Selling Unitholder waive, to the fullest extent permitted by law, any claims they may have against the Representative for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Representative shall have no liability (whether direct or indirect) to the Partnership Parties or the Selling Unitholder in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Partnership Parties or the Selling Unitholder, including stockholders, unitholders, employees or creditors of the Partnership Parties .
18.    Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
The Partnership Parties and the Selling Unitholder hereby submit to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The Partnership Parties and the Selling Unitholder irrevocably and unconditionally waive any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in The City of New York and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.
19.    Patriot Act. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the underwriters are required to obtain, verify and record information that identifies their respective clients, including the Partnership and the Selling Unitholder, which information may include the name and address of their respective clients, as well as other information that will allow the underwriters to properly identify their respective clients.
[Signature pages follow]

If the foregoing is in accordance with the Representative’s understanding of our agreement, kindly sign and return to the Partnership Parties and the Selling Unitholder one of the counterparts hereof, whereupon it will become a binding agreement among the Partnership Parties, the Selling Unitholder and the several Underwriters in accordance with its terms.
Very truly yours,

CVR REFINING, LP

By: CVR Refining GP, LLC, its general partner

By:	/s/ Susan M. Ball
Name:	Susan M. Ball
Title:	Chief Financial Officer and Treasurer

`

CVR REFINING GP, LLC

By:	/s/ Susan M. Ball
Name:	Susan M. Ball
Title:	Chief Financial Officer and Treasurer

CVR REFINING HOLDINGS, LLC

By:	/s/ John J. Lipinski
Name:	John J. Lipinski
Title:	Chief Executive Officer and President

HN\1145526.7

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

Acting on behalf of itself and as the Representative of the several Underwriters

By CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Craig Klaasmeyer
Name:	Craig Klassmeyer
Title:	Managing Director

HN\1145526.7

SCHEDULE A

Underwriter	Number of Firm Units
Credit Suisse Securities (USA) LLC	981,500
Barclays Capital Inc.	919,750
Citigroup Global Markets Inc	919,750
Jefferies LLC	919,750
J.P. Morgan Securities LLC	919,750
Morgan Stanley & Co. LLC	919,750
UBS Securities LLC	919,750
Total	6,500,000

SCHEDULE B

1.	Issuer Free Writing Prospectuses (included in the General Disclosure Package)
None.

2.	Other Information Included in the General Disclosure Package
The following information is also included in the General Disclosure Package:
1. The initial price to the public of the Offered Units: $26.07
2. Number of Offered Units: 6,500,000

SCHEDULE C

FORM OF LOCK-UP AGREEMENT
June ___, 2014

CVR Refining, LP
2277 Plaza Drive
Suite 500
Sugar Land, Texas 77479

Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
New York, NY 10010-3629

Ladies and Gentlemen:

As an inducement to the underwriters to execute the Underwriting Agreement (the “Underwriting Agreement”), among CVR Refining, LP (the “Partnership”), CVR Refining GP, LLC, CVR Refining Holdings, LLC and the underwriters named therein (the “Underwriters”), pursuant to which an offering will be made of common units representing limited partner interests in the Partnership (the “Securities”), the undersigned hereby agrees that during the period specified in the following paragraph (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Securities (including any Securities acquired after the date hereof) or securities convertible into or exchangeable or exercisable for any Securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such aforementioned transaction is to be settled by delivery of the Securities or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC (“Credit Suisse”). In addition, the undersigned agrees that, without the prior written consent of Credit Suisse, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any Securities or any security convertible into or exercisable or exchangeable for the Securities that would require the Partnership to file a registration statement during the Lock-Up Period.

The initial Lock-Up Period will commence on the date of this Lock-Up Agreement and continue and include the date 60 days after the public offering date set forth on the final prospectus used to sell the Securities (the “Public Offering Date”) pursuant to the Underwriting Agreement; provided, however, that if (1) during the last 17 days of the initial Lock-Up Period, the Partnership releases earnings results or announces material news or a material event or (2) prior to the expiration of the initial Lock-Up Period, the Partnership announces that it will release earnings results during the 16-day period beginning on the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable, unless Credit Suisse waives, in writing, such extension.

The undersigned agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this Lock-Up Agreement during the period from the date of this Lock-Up Agreement to and including the 34th day following the expiration of the initial Lock-Up Period, it will give notice thereof to the Partnership and will not consummate such transaction or take any such action unless it has received written confirmation from the Partnership that the Lock-Up Period (as may have been extended pursuant to the previous paragraph) has expired.

Notwithstanding the foregoing, (1) the undersigned may transfer Securities (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) as a distribution to members, limited partners or stockholders of the undersigned, provided that the members, limited partners or stockholders, as the case may be, agree to be bound in writing by the restrictions set forth herein, (iii) to the undersigned’s affiliates or to any investment fund or other entity controlled or managed by the undersigned, provided that the affiliates or investment funds or other entities controlled or managed by the undersigned, as the case may be, agree to be bound in writing by the restrictions set forth herein, or (iv) to members of his or her immediate family, or to any trust for the direct or indirect benefit of the undersigned or one or more members of the immediate family of the undersigned, provided that such immediate family members (or trustee in the case of a trust) agree to be bound in writing by the restrictions set forth herein, and provided further that any such transfer pursuant to sub-clauses (i), (ii), (iii) or (iv) above shall not involve a disposition for value; (2) the undersigned may sell Securities purchased in the open market following the initial public offering described herein; or (3) the undersigned may transfer Securities with the prior written consent of Credit Suisse; provided, however, that it shall be a condition to transfers made pursuant to clauses (i), (ii), (iii) and (iv) of the foregoing clause (1) that no public reports, including but not limited to reports pursuant to Rule 144 of the Securities Act of 1933, as amended, or pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, are required to be filed by the undersigned during the Lock-Up Period (as such may have been extended pursuant to the terms of this Lock-Up Agreement) and no such reports are voluntarily filed by the undersigned during the Lock-Up Period (as such may have been extended pursuant to the terms of this Lock-Up Agreement) in connection with such transfer or distribution (other than (i) a filing under Section 16(a) of the Securities Exchange Act of 1934 which reports solely one or more acquisitions of the Partnership’s securities or (ii) a filing on Form 5 made after the expiration of the restricted period described in the foregoing paragraphs). For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. In addition, notwithstanding the foregoing, if the undersigned is a corporation, the corporation may transfer Securities to any wholly-owned subsidiary of such corporation; provided, however, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such Securities subject to the provisions of this Lock-Up Agreement and there shall be no further transfer of such Securities except in accordance with this Lock-Up Agreement, and provided further that any such transfer shall not involve a disposition for value.

In furtherance of the foregoing, the Partnership and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.

If the undersigned is an officer or director of the general partner of the Partnership, the undersigned further agrees that the foregoing restrictions in this Lock-Up Agreement shall be equally applicable to any issuer-directed Securities the undersigned may purchase in the above-referenced offering.

This Lock-Up Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. This Lock-Up Agreement shall lapse and become null and void if the Public Offering Date shall not have occurred on or before August 31, 2014. This agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature page follows]

Very truly yours,

___________________________________
[Name of unitholder]

SCHEDULE D

FORM OF OPINION OF VINSON & ELKINS L.L.P.

SCHEDULE E

PERSONS DELIVERING LOCK-UP AGREEMENTS

1.	CVR Refining GP, LLC

2.	CVR Refining Holdings, LLC

3.	John J. Lipinski

4.	Stanley A. Riemann

5.	Susan M. Ball

6.	Edmund S. Gross

7.	Robert W. Haugen

8.	David L. Landreth

9.	Carl C. Icahn

10.	Vincent J. Intrieri

11.	Daniel A. Ninivaggi

12.	SungHwan Cho

13.	Glenn R. Zander

14.	Jon R. Whitney

15.	Kenneth Shea

16.	Andrew Roberto

17.	Courtney Mather